Exhibit 99.2

FOR IMMEDIATE RELEASE

CHARLES & COLVARD TO SUPPLY GEOLINK™

TECHNOLOGIES WITH MOISSANITE JEWELS FOR USE IN

MOBILE ULTRA-HIGH CAPACITY OPTICAL/LASER PHASED

ARRAY COMMUNICATIONS DATA-LINKS

MORRISVILLE, N.C., December 15, 2003 — Charles & Colvard, Ltd. (Nasdaq: CTHR) today announced that it has entered into a Memorandum of Understanding (“MOU”) with GeoLink™ Technologies of Oxnard Shores, CA to supply faceted moissanite jewels and provide technical support to GeoLink™ through 2005 in connection with the use of moissanite jewels in its development and commercialization of pervasive mobile ultra-high capacity optical/laser phased array communications data-links. While testing is currently taking place for the government/military market, GeoLink™ is also working on adaptations and advances of this technology for the commercial, industrial, non-military governmental, and maritime markets.

The MOU gives GeoLink™ worldwide exclusive rights for the use of moissanite jewels for GeoLink’s application areas, while GeoLink™ has agreed to meet certain minimum annual moissanite purchasing requirements commencing in July 2004. While the required minimum purchases through 2005 are not material for Charles & Colvard, they do represent incremental sales and the opportunity for Charles & Colvard to add a new dimension to, and expand the scope of, its business. The MOU provides for the parties to negotiate a long-term supply agreement during the development phase of the relationship.

In partnership with venture capital firms and prominent universities, GeoLink™ is a development stage company which is developing and plans to commercialize communication products that can deliver anytime, anywhere, high capacity data rates of 2.5 gigabit-per-second per channel, and up to 100.0 gigabit-per-second utilizing multiple channels, secure communications. This includes the ability to send and receive all types of communications, such as: e-mail, voice, video, graphics, photography, and other ultra-high capacity data from anywhere, including moving planes, unmanned aerial vehicles, ships, sensor networks, and satellites without electro-mechanical devices for pointing and tracking.

“A relationship with GeoLink™ will allow Charles & Colvard to apply its research and development expertise in gemological technologies to a much broader potential market with opportunities in government, military, and commercial applications,” said Robert Thomas, President and CEO of Charles & Colvard.

Mr. Thomas continued, “While it would be premature to speculate on the size of the market opportunity for moissanite in this special application, based upon the number of jewels contemplated per “black box,” if GeoLink™ is successful in commercializing the technology, it could be quite large. Each optical/laser communications terminal may utilize hundreds of faceted moissanite jewels. GeoLink™ continues to test different size, color and shape of moissanite jewels to determine which is best for the various applications for which they are developing product. By July, we should have a better indication of GeoLink’s needs through 2005. We are hopeful that the MOU will lead to a longer term supply agreement, but there can be no assurances that such an agreement will be reached.”

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

GeoLink™ is an early stage company that is developing sophisticated optical/laser phased arrays, microwave phased array satellite communication systems, and radar solutions, and is based in Oxnard Shores, California. For more information, please access www.geolink-tech.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. for SiC crystals, dependence on a limited number of distributors such as K&G Creations and Stuller Settings, Inc., limited operating history, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Geolink is a registered trademark of Geolink Technologies, Inc.

###

CONTACT: Jim Braun, CFO Charles & Colvard (919) 468-0399 Ext. 224 www.moissanite.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Linda Latman (212) 836-9609 Sarah Torres (212) 836-9611 www.theequitygroup.com